Exhibit 10.1

Approved by the Compensation Committee 3/5/2020

Perdoceo Education Corporation

2020 Annual Incentive Award Program

pursuant to the

2016 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1Purpose.  This document is created to set forth the terms and conditions for certain Participants who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2020.  To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control.

1.2Performance Period.  This document is effective for certain Annual Incentive Awards calculated for Participants under the Plan relating to calendar year 2020.  The 2020 Annual Incentive Awards earned pursuant to this Program shall be paid no later than March 15, 2021.

1.3No Misconduct.   If at any time prior to the date the 2020 Annual Incentive Award is paid by the Company or an Affiliate, a Participant is determined by the Administrator to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Participant.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  The following words and phrases shall have the following meanings:

2.1“Administrator” means a committee consisting of the Chief Financial Officer, the General Counsel and the Chief Human Resources Officer (or their respective designees), and/or any other executive officer as determined by the Committee.

2.2“Affiliate” means any corporation, campus, or other entity that, directly or indirectly through one or more intermediaries, is owned by the Company.

2.3“AIP EBITDA” means the consolidated earnings, including both continuing and discontinued operations, of the total Company (and its Affiliates) for the year ended December 31, 2020, determined before (a) interest, taxes, depreciation, amortization, asset impairments and non-operating miscellaneous income (expense), and (b) occupancy expenses, net of any adjustments or sublease income, for campuses which have completed their teach-out activities prior to 2019, including discontinued operations.  The amount for each of the items in clause (a) shall be as reported on the consolidated statement of income (loss) and comprehensive income (loss) within the Company’s Form 10-K for the year ending on December 31, 2020 (which is prepared in accordance with the generally accepted accounting principles in the U.S. and filed with the U.S. Securities and Exchange Commission).  The amount for clause (b) shall be as reported within such Form 10-K; provided, however, that if the information reported in such Form 10-K is not sufficiently specific to provide data for a specific amount, then the data will be obtained from the Company’s Finance Department and will be based on the underlying accounting records upon which information in the Form 10-K is based.  In addition, AIP EBITDA shall be (i) determined assuming that the EBITDA Performance Factor and Individual Goals Performance Factor are both 100% for all Participants eligible to receive a payment pursuant to this Program (i.e., assuming target payments), and (ii) subject to such adjustment, if any, as may be made by the Committee.

2.4“Covered Management Position” means a position within the Company which the Company has determined to be covered under 34 C.F.R. Section 668.14(b)(22)(iii)(C).

2.5“EBITDA Performance Factor” means a percentage (expressed to the second decimal place) determined pursuant to the table set forth in the applicable memorandum from the Company setting forth the

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criteria for a Participant’s Award.  The EBITDA Performance Factor may not be less than 0% nor more than 200%.

2.6“Eligible Earned Wages” means compensation for services performed in an incentive-eligible position (as determined pursuant to Article 3) that is eligible for inclusion when determining a Participant’s Annual Incentive Award.  Eligible Earned Wages are based on base earnings during the Performance Period only and exclude any other payments made during the Performance Period (i.e., teach pay, allowances, reimbursements, equity grants, bonuses, incentive payments, short-term disability payments, long-term disability payments, etc.).  For the avoidance of doubt, Eligible Earned Wages for the Performance Period shall be determined consistent with Article 3 and any Participant who is not eligible for an award or payment pursuant to Article 3 shall have no Eligible Earned Wages for the Performance Period.

2.7“Individual Goals Performance Factor” means, with respect to each Participant, the Participant’s overall performance rating (expressed as a percentage and as determined by the Participant’s manager) based on the individual performance goals and competency rating, and weighting of such factors, established by the Participant’s manager or department head, as applicable, and recorded in the Company’s performance management system for the Performance Period. The Individual Goals Performance Factor may not be less than 0% nor more than 200%.

2.8“Misconduct” means any one of the following in which a Participant may engage prior to or during the Performance Period or any time thereafter, but prior to the date the 2020 Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Participant and the Company or an Affiliate; or (g) any conduct that causes the Participant to be ineligible for benefits pursuant to the applicable Company severance plan.

2.9“Performance Period” means the calendar year ending December 31, 2020.

2.10“Plan” means the Career Education Corporation 2016 Incentive Compensation Plan, as amended.

2.11“Program” means this 2020 Annual Incentive Award Program, which is established under the Plan.

2.12“Target Incentive Percentage” means a Participant’s target Annual Incentive Award percentage of Eligible Earned Wages as communicated to the Participant.

2.13“Targeted AIP EBITDA” means the targeted AIP EBITDA for the Performance Period as approved by the Committee, which shall be consistent with the Company’s 2020 operating plan approved by the Board of Directors of the Company on January 23, 2020, but shall also reflect estimated performance relating to the acquisition of Trident University International.

ARTICLE 3

ELIGIBILITY

3.1General Eligibility Requirements.  The Participants for the Performance Period consist of employees who are (a) not in a Covered Management Position; and (b) classified by the Company as (i) Grade E55 or higher or (ii) Grade T09, T10 or T12.  The Committee may designate additional Participants.  Participants are

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separately notified of their eligibility to participate in the Program.  If an individual is in a Covered Management Position at any point during the Performance Period, then such individual will not be eligible for an award or payment under this Program.

3.2Employment Changes.  To the extent an individual is newly hired by the Company or any of its Affiliates or first moves into an incentive-eligible position on or after October 1, 2020, such individual shall not be eligible to receive an Annual Incentive Award pursuant to this Program. Subject to Section 1.3 hereof and unless otherwise determined by the Committee, a Participant must be employed by the Company or an Affiliate on March 1, 2021 in order to be eligible to receive an Annual Incentive Award payment hereunder.  Notwithstanding the foregoing, and subject to Section 1.3 hereof, if a Participant’s employment with the Company is terminated by the Company without Cause as part of a reduction in force on or after October 1, 2020, then such Participant shall remain eligible to receive an Annual Incentive Award payment pursuant to this Program and such Participant’s Eligible Earned Wages earned during the Performance Period prior to his or her termination shall continue to be Eligible Earned Wages for purposes of this Program; provided that, unless otherwise determined by the Committee, such Participant shall not be eligible for a payment hereunder to the extent such Participant received a severance package in connection with such termination and such severance package contained a payment related to or otherwise based on annual bonus.  In all cases, to the extent a Participant is no longer employed by the Company or an Affiliate on March 1, 2021 (a “Separated Participant”), then any Annual Incentive Award amount shall only be paid to such Separated Participant to the extent the Separated Participant has executed a release of claims against the Company and its Affiliates, which release must be in a form satisfactory to the Administrator, prior to the payment date for such Annual Incentive Award.  In addition, if applicable law requires that any such release be subject to a revocation period in order to become fully effective, payment of the Annual Incentive Award to a Separated Participant shall only be required if, prior to the payment date for the Annual Incentive Award, the applicable revocation period for the release has lapsed without any such revocation occurring.

ARTICLE 4

AWARD AMOUNT

4.1Annual Incentive Award Weightings.  The following table identifies the Annual Incentive Award element weightings based on the performance components and Participant classification. Participant classification will be determined by the Administrator and communicated to the Participant.

Participant Classification	Adjusted EBITDA	Individual Goals	Total
E61 and Above	80%	20%	100%
E58 - E60, T12	75%	25%	100%
E55 – E57, T09, T10	70%	30%	100%

For Participants performing services during the Performance Period in multiple Participant classifications, the percentages set forth in the tables above may be subject to proration pursuant to Section 5.2 hereof.

4.2EBITDA Performance Component.  In respect of the EBITDA performance component, each Participant will be eligible to receive a payment equal to the result of applying the following formula to such Participant:

A x B x C x D:

Where:

“A” equals such Participant’s Eligible Earned Wages;

“B” equals such Participant’s Target Incentive Percentage;

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“C” equals the percentage set forth in the applicable box set forth in the “Adjusted EBITDA” column in the table in Section 4.1 hereof; and

“D” equals the applicable EBITDA Performance Factor.

4.3Individual Goals Performance Component.  In respect of the individual goals performance component, each Participant will be eligible to receive a payment equal to the result of applying the following formula to such Participant:

A x B x Y x D x Z:

Where:

“A” equals such Participant’s Eligible Earned Wages;

“B” equals such Participant’s Target Incentive Percentage;

“D” equals the applicable EBITDA Performance Factor;

“Y” equals the percentage set forth in the applicable box set forth in the “Individual Goals” column in the table in Section 4.1 hereof; and

“Z” equals the applicable Individual Goals Performance Factor.

Notwithstanding the foregoing, the product of D x Z may not be greater than 200%, and any payment pursuant to this Section 4.3 shall be adjusted accordingly to implement a 200% payout cap with respect to the individual goals performance component.

4.4Adjustment.  The individual goals performance component of each Participant’s Annual Incentive Award (determined without application of this Section 4.4) is subject to the aggregate funded amount for the individual goals performance component of all Participants (determined based on the EBITDA Performance Factor) and to adjustment by managers.  Such adjustment may be negative for those Participants who do not achieve the applicable goals, and positive for those Participants who demonstrate outstanding accomplishments.  For purposes of applying this Section 4.4, any positive adjustment made to the individual goals performance component of the Annual Incentive Award of one Participant must result in a dollar-for-dollar negative adjustment to the individual goals performance component of the Annual Incentive Award of one or more other Participants so that, in the aggregate, the application of the manager adjustment described in this Section 4.4 to all the Participants shall not result in any additional cost to the Company and its Affiliates for the group of Participants over which a particular manager retains authority.

ARTICLE 5

MISCELLANEOUS

5.1Miscellaneous.  The Committee may modify or terminate this Program at any time and for any reason, effective at such date as the Committee may determine, without the approval of the Participants or stockholders of the Company.  Without limiting the foregoing, the Committee reserves the right to adjust AIP EBITDA, the EBITDA Performance Factor, Targeted AIP EBITDA, the Target Incentive Percentage and the applicable individual goals, and to adjust, make or interpret any other determination or classification, for any or all Participants for any reason, including if, in the Committee’s sole discretion, any unforeseen or unplanned event results in a positive or negative impact on the performance of the Company (or its Affiliates) during the Performance Period or its overall financial position.  All such modifications, terminations, adjustments, determinations and interpretations relating to this Program shall be binding on all Participants.

5.2Proration.  If a Participant’s move between two or more incentive-eligible positions during the Performance Period impacts Participant classification for purposes of Section 4.1, then a proration may be applied to determine the amount due to such Participant pursuant to Article 4 hereof.  To the extent it applies, such proration shall be determined in the discretion of the Administrator, and shall be based on relevant factors, which may include, but shall not be limited to (a) the relative time spent by such Participant working at

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each level, and (b) the extent to which corporate or an education group was charged for the services of such Participant.  Unless otherwise determined by the Administrator, such proration will be based on whole months (rather than a day-by-day basis), and for purposes of such proration, actions taken prior to the fifteenth day of any month will be deemed to have happened on the first day of that month, while action taken on or after the fifteenth day of any month will be deemed to have happened on the first day of the following month.

5.3Compliance with Laws.  This Program was created to comply with the “incentive compensation” provisions of the Higher Education Act, 20 U.S.C.§ 1094(a)(20), and with the implementing regulations of the U.S. Department of Education (“ED”), located at 34 C.F.R.§ 668.14(b)(22).  The Company is aware that the ED regulations changed, effective July 1, 2011, and this Program has been created to comply with changed regulations that took effect July 1, 2011.  All provisions of this Program will be interpreted and applied so as to be consistent with that statute and those regulations.  If at any time the Committee determines that any potential compensation action would, or in the Committee’s sole discretion might, violate that statute or those regulations, the Committee may in its sole discretion elect not to pay such compensation.  If the statute or regulations change or if ED provides guidance that changes the Committee’s understanding of how the statute and regulations will be applied, the Committee will make appropriate changes to this Program, or may terminate this Program, in its sole discretion, with or without advance notice to the Participants.  The Committee reserves the right to modify any element of this Program, to decline to make any payments under this Program, or to terminate this Program in its entirety, at any time for any reason, in its sole discretion, with or without advance notice to the Participants.